Exhibit 99

The Boyds Collection Names Jan L. Murley CEO and Director

    GETTYSBURG, Pa.--(BUSINESS WIRE)--Oct. 21, 2003--The Boyds Collection, Ltd. (NYSE:FOB) today appointed Jan L. Murley as its new Chief Executive Officer and to its Board of Directors. Ms. Murley, age 52, previously spent three years as group vice president for Hallmark Cards, the world's largest publisher of greeting cards and related gifts, which she joined following a more than 20-year tenure at Procter & Gamble.
    "We are very fortunate to welcome Jan Murley, a veteran executive, to Boyds. Her experience in marketing consumer brands and knowledge of retail, gained through distinguished positions at two of the global leaders in the field, P&G and Hallmark, make her the ideal person to lead the company through its next phase," said Scott M. Stuart, a partner at Kohlberg Kravis Roberts & Co. and a Director of Boyds. "We would also like to thank Jean-Andre Rougeot for his significant contributions to Boyds over the past three years, including his leadership in the creation of Boyds Bear Country(TM). We wish him the best of luck in his future pursuits."
    Ms. Murley said, "The Boyds brand has long been a leader in the gift and collectibles marketplace due to its uniquely whimsical products. While the retail environment has been difficult in recent years, I firmly believe that the enormous appeal of the Boyds brand and the significant design and production talent that exists within the company are the ingredients for significant sales and earnings growth over the long term. I look forward to being a part of this special company and working to maximize the potential of this outstanding brand."
    Ms. Murley joined Hallmark in September 1999 as group vice president. She had responsibility for North American greetings, gifts and celebrations, and gold crown retail network businesses. In addition, she had responsibility for marketing services, strategic planning, new business development and corporate brand management. She resigned from the company in 2002. Prior to joining Hallmark, Ms. Murley was a vice president with Procter & Gamble. During her career at P&G, she held a number of marketing and general management positions in four consumer industries: food and beverage, laundry, household cleaning and beauty care. She currently serves as a director of The Clorox Company. Ms. Murley earned a bachelor's degree from Northwestern University and a master's in marketing and finance from Northwestern's Kellogg School of Management.
    The Boyds Collection, Ltd. is a leading domestic designer, importer, and distributor of high-quality, branded giftware products. The company sells its products through a large and diverse network comprised of independent gift and collectibles retailers, premier department stores, selected catalogue retailers and other electronic and retail channels. More recently, the company launched its first retail operation, Boyds Bear Country(TM), a unique entertainment and retail experience in Gettysburg. Founded in 1979, it has successfully developed a strong niche and brand identity in its markets because of its affordably priced, high quality, "Folksy With Attitude(SM)" products.

    CONTACT: The Boyds Collection, Ltd.
             Joseph E. Macharsky, 717-633-9898 x2151